Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com

Santander Consumer USA Holdings Inc. Announces Richard Morrin as Chief Operating Officer

Dallas, TX (February 16, 2016) – Santander Consumer USA Holdings Inc. (NYSE: SC) announced today that Richard Morrin has been named Chief Operating Officer, effective immediately. Mr. Morrin will have oversight of SC’s operational execution of its strategies, inclusive of the company’s loan originations and servicing organizations.

Mr. Morrin has a decades-long career in the financial services sector and is a tenured member of the SC management team. He previously held the role of Executive Vice President of New Business at SC, a position he held since 2011. Prior to joining SC, Mr. Morrin held a variety of management positions in 21 years of combined service at Ally Financial and General Motors Acceptance Corp.

“As an experienced member of the SC management team, Rich Morrin is a proven and effective leader who knows our business well and has significant operational expertise. We are confident that Rich is the right leader for our talented operations team and will continue to build on his track record of being an important contributor to the company’s success,” said Jason Kulas, Chief Executive Officer. “We remain firmly committed to working every day to execute our strategies of growing originations and our servicing for others, growing capital, and focusing on doing what’s best for our customers, shareholders and employees. We look forward to leveraging Rich’s leadership in ensuring the continued uninterrupted operations of our best-in-class systems and processes.”

“I am honored to have this opportunity to lead SC’s operations team,” said Mr. Morrin. “After five years with the organization, I look forward to continuing to work collaboratively with the executive management team to leverage our strong operational foundation to continue delivering best-in-class service and execution to our clients, and to create value for our shareholders.”

Mr. Morrin succeeds Jason W. Grubb, President and Chief Operating Officer of Originations, and Brad Martin, Chief Operating Officer of Servicing, both of whom departed the company.

With the appointment of Mr. Morrin, Mr. Kulas has assumed the additional title of President.

About Richard Morrin

Rich Morrin was named Chief Operating Officer of Santander Consumer USA Holdings Inc. in February 2016. He previously held the role of Executive Vice President of New Business at SC, a position he held since 2011. Prior to joining SC, Mr. Morrin held a variety of management positions in 21 years of combined service at Ally Financial and General Motors Acceptance Corp. During his tenure at Ally, he managed the commercial lending operations for Ally automotive dealers in the United States and Canada. Mr. Morrin holds a Bachelor’s Degree in Economics from the University of Pennsylvania and an MBA from the University of Virginia.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) is a full-service, technology-driven consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 2.5 million customers across the full credit spectrum. The company, which began originating retail installment contracts in 1997, has a managed assets portfolio of $53 billion (as of December 31, 2015), and is headquartered in Dallas. (www.santanderconsumerusa.com)

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